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[LOGO APPEARS HERE]                                            6080 Surety Drive
                                                               El Paso, TX 79905
                                                              Phone 915 779-4711
                                                                Fax 915 774-7391

                                                                   EXHIBIT 10.68

Press Release

Contact: Curtis Coats, III            FOR IMMEDIATE RELEASE
Phone: (915) 774-7335

            VOLVO TRUCKS TO ACQUIRE STAKE IN PETRO STOPPING CENTERS

   El Paso, Texas - Petro Stopping Centers, L.P. announced today that Volvo Trucks North America has agreed in principle to acquire an interest in the company. Details of the strategic alliance which bring together Volvo Trucks, the industry's top rated maker of on-highway tractors and Petro, the top rated travel plaza chain, were not announced.

   "By joining with Petro, Volvo is aligning the highest quality trucks on the road with the travel plaza operator rated best by drivers and owner-operators," said Marc F. Gustafson, president and CEO of Volvo Trucks North America. "Through our joint efforts, we will significantly improve the business operations and lifestyles of truckers."

   In a recent study by MarketRuler Corporation for the TruckStop Plaza newsletter, drivers and owner-operators rated Petro the most preferred full-service travel plaza network. Similarly, a 1998 study conducted by Louis Harris & Associates revealed that the
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Volvo VN Series was the most preferred new truck introduced since 1996.

   According to Jack Cardwell, Chairman of the Board and CEO of Petro, this will be an ideal partnership. "Petro is already aligned with Mobil Corporation and has benefited from the association with their quality products and services," said Cardwell. "The addition of another quality partner such as Volvo, is an outstanding fit for Petro and its extensive customer base."

   The Volvo Trucks-Petro partnership will immediately enhance Volvo's ability to provide quality maintenance services to its customers on a 24-hour a day, seven-day-a-week basis. Volvo owners will gain access to 214 Petro:Lube service bays operated at 50 Petro locations, complementing Volvo's existing network of 208 full-service dealer facilities. Petro: Lube was the innovator in the express truck maintenance industry and to date has performed over two million oil changes.

   Petro's service facilities will be tied to Volvo customers through Volvo Action Service an around-the-clock customer support center staffed by Volvo employees.

   The Volvo Trucks-Petro alliance will also leverage the sales activities of the truck maker's dealer network through enhanced recognition of the Volvo brand. It will offer Volvo truck dealers the opportunity to establish satellite "showrooms" at certain Petro
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locations for truck sales and specialized maintenance and repair services.


   In connection with the transaction, Volvo will partner with Mobil Oil in the Mobil Delvac Dream Lease Sweepstakes. The contest, which awards a two-year, unlimited mileage lease, begins May 2, 1999 and is open to CDL holders in the U.S. and Canada, 18 years or older. The grand prize is a Volvo 770.

   As part of the transaction, it is contemplated that Petro's existing majority partner's interest in Petro will be repurchased. Closing of the transaction is subject to Volvo satisfaction with its due diligence, negotiation of definitive agreements, obtaining additional financing, obtaining bank facility amendments, obtaining amendments to the Senior Notes Indenture (and a to be determined minimum percentage of the Senior Notes holders waiving the change of control provisions of the indenture), and receipt of regulatory approvals, among other matters. Closing of the transaction is anticipated in June 1999.

   Volvo Trucks North America, Inc. manufactures commercial trucks and tractors, including the VN Series, Autocar and Xpeditor. They lead the heavy-truck industry in the areas of safety research and development, quality manufacturing processes and environmental care. Headquartered in Greensboro, N.C., Volvo Trucks is an affiliate of Volvo Trucks Corporation, Gothenburg, Sweden.
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   Petro has 51 locations in 29 states.  Petro Stopping Centers are one stop, multi-service facilities featuring separate diesel and gasoline fueling facilities, Iron Skillet restaurants, travel and convenience stores and Petro:
Lube preventive maintenance centers.